                                                                   NEWS RELEASE
STB                                                                NEWS RELEASE
STB Systems, Inc.                                                  NEWS RELEASE
-------------------------------------------------------------------------------

                                                          FOR IMMEDIATE RELEASE



FOR MORE INFORMATION, CONTACT:
-----------------------------

STB Systems, Inc.
Bryan F. Keyes
Vice President of Administration
(972) 234-8750 (Ext. 2238)

               STB SYSTEMS, INC. REPORTS RECORD RESULTS FOR THE
                         FIRST QUARTER OF FISCAL 1998

RICHARDSON, TEXAS (FEBRUARY 23, 1998)---STB SYSTEMS, INC. (NASDAQ-STBI), a leading developer of multimedia accelerators and other multimedia subsystem products, today announced revenues and earnings for the first quarter of the 1998 fiscal year.

     As previously reported, the Company has declared a 3 for 2 stock split to be effected in the form of a stock dividend which was distributed on February 20, 1998. The earnings per share amounts discussed below for both the current quarter and the same quarter for the prior year reflect the effect of the stock split.

     For the quarter ended January 31, 1998, net income was $3.8 million or $.33 diluted net income per share on net sales of $78.8 million compared to net income of $2.3 million or $.21 diluted net income per share on net sales of $48.1 million for the first quarter of fiscal 1997. There were 11.4 million diluted weighted average shares outstanding for the fiscal 1998 first quarter, compared to 10.7 million diluted weighted average shares for same quarter of fiscal 1997.

     For the quarter, OEM channel sales were particularly strong as shipments to the Company's two largest customers exceeded customer forecasts. In high demand was the Company's award-winning, nVidia based, Velocity 128 graphics accelerator.

     Quarterly unit volume increased 64.7% compared to the first quarter of fiscal 1997, while revenues for the quarter were $78.8 million, up $30.6 million or 63.8% over the first quarter of the 1997 fiscal year. Revenues for the quarter increased by $18.1 million or 29.8% compared to the immediately preceding quarter.

     The gross profit margin for the quarter was 20.6% compared to 22.1% posted during the first quarter of fiscal 1997, and down from the 25.1% achieved during the previous quarter. The reduction in gross profit margin for the first quarter compared to the same quarter a year ago was primarily attributable to increased overall OEM unit volumes, offset by modest increases in channel sales and relatively level specialized technology sales. The gross profit margin was also impacted as a result of premium prices paid for SGRAM on the spot market and added factory labor costs to meet above forecasted demands by our customer base. When compared to the previous quarter, the gross profit margin declined due to lower levels of sales to the OEM channel in that quarter.


                                   - MORE -


        1651 North Glenville - Richardson, Texas 75081 - (972) 234-8750
                   Fax (972) 234-1306 - BBS (972) 437-9615

     "We are pleased to report our ninth consecutive quarter of record profit," said William E. Ogle, STB's Chairman and Chief Executive Officer. "We were able to meet our OEM customers upside demands on short notice for our products. The recognition by the marketplace of STB's award-winning Velocity 128 product has also been particularly gratifying," Ogle added.

     The Company's commercial channel revenues increased modestly over 4th quarter of 1997, but down slightly from the same quarter of fiscal 1997. Although channel demand was strong, shipments were below expectations due to limited controller chip availability resulting from the unexpected OEM upside demand.

     Revenues from the Specialized Technology Group increased by 53% over the same quarter of fiscal 1997, although flat with the preceding quarter. During the quarter, the Company successfully launched the first production units of the Galileo flat panel display systems. In addition, the MVP product line for workstations also performed well.

     During the quarter, STB's Velocity 128 garnered the coveted "Editor's Choice Award" from PC MAGAZINE. Overall during the quarter, STB's products continued to be recognized in various publications, receiving a total of 23 different awards.

     In addition, the Company announced today that it plans to commence a public offering covering up to 3,000,000 shares of Common Stock, of which 2,775,000 shares will be offered by STB and 225,000 shares will be offered by certain selling shareholders. An aggregate of up to 450,000 additional shares may be offered by STB and the selling shareholders to cover over-allotments, if any. Net proceeds to STB from the offering will be used to reduce indebtedness and for general corporate purposes. The foregoing share numbers give effect to a 3-for-2 split of STB's Common Stock effected on February 20, 1998.

     A registration statement relating to the shares covered by the offering will be filed with the Securities and Exchange Commission shortly. The offering of these shares may only be made by means of a prospectus complying with applicable securities laws. The shares may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This release shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of the shares in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

     STB Systems, Inc. (Nasdaq-STBI) designs, manufactures and sells multimedia accelerators and other multimedia subsystem products for use primarily in desktop personal computers. STB has established a history of designing award-winning graphics controllers and writing specialized video drivers which provide maximum software performance and compatibility. STB is one of the largest suppliers of multimedia accelerators worldwide, as ranked by International Data Corporation (IDC), and is registered as ISO 9002 compliant. Founded in 1981 and headquartered in Richardson, Texas, STB Systems, Inc., also has facilities in Houston (Texas), El Paso (Texas), Austin (Texas), Eugene (Oregon), Juarez (Mexico), Belfast (Northern Ireland), London (UK), and Paris (France).




                                   - MORE -

     This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein. Such factors are described in "Risk Factors" in the Company's Annual Report on Form 10-K for its 1997 fiscal year and Quarterly Report on Form 10-Q for its third quarter July 31, 1997 as filed with the Securities and Exchange Commission.


                      STB SYSTEMS, INC. and SUBSIDIARIES
                UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS
                (in thousands, except share and per share data)

                                                    Three Months Ended
                                           January 31, 1998     January 31, 1997
--------------------------------------------------------------------------------
Net Sales                                    $    78,758          $    48,092
Cost of Sales                                     62,542               37,459
                                             -----------          -----------
    Gross Profit                                  16,216               10,633

Research & Development                             2,338                1,238
Sales & Marketing                                  4,424                3,286
General & Administrative                           3,235                2,383
                                             -----------          -----------
    Total Operating Expenses                       9,997                6,907

Income from Operations                             6,219                3,726
Interest Income (Expense)                          (518)                (376)
                                             -----------          -----------
Income (Loss) Before Taxes                         5,701                3,350
Provision for Income Taxes                         1,896                1,098
                                             -----------          -----------
Net income                                    $    3,805           $    2,252

Basic income per common share*                $      .36        ** $      .22
Weighted average shares outstanding           10,461,695           10,158,549

Diluted net income per share*                 $      .33        ** $      .21
Weighted average shares outstanding           11,388,554           10,730,624



* all per share amounts have been adjusted for a 3 for 2 stock split effective February 20, 1998.

** all per share amounts have been adjusted for a 3 for 2 stock split effective February 20, 1998 and a 3 for 2 stock split effective July 17, 1997.




                                   - MORE -


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                      STB SYSTEMS, INC. and SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEET
                                (in thousands)

                                         January 31, 1998   October 31, 1997
------------------------------------------------------------------------------
Current Assets:
Cash and Cash Equivalents                    $  3,391           $ 3,869
Accounts Receivable                            49,806            47,208
Inventories                                    45,811            41,295
Other Current Assets                            2,659             1,970
                                             --------           -------
   Total Current Assets                       101,667            94,342

Long Term Assets                               14,100            15,212

Current Liabilities:
Short Term Debt                                23,000            21,520
Accounts Payable                               38,938            36,801
Accrued Expenses and
   Other Current Liabilities                    3,928             4,660
                                             --------           -------
   Total Current Liabilities                   65,866            62,981

Long Term Liabilities                           2,538             3,111

Total Stockholders' Equity                   $ 47,363           $43,462




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